                              CSS INDUSTRIES, INC.
                               1845 WALNUT STREET
                                    SUITE 800
                           PHILADELPHIA, PA 19103-4755
                                 (215) 569-9900
                               FAX (215) 569-9979

DAVID J. M. ERSKINE                                                EXHIBIT 10.1
PRESIDENT & CHIEF EXECUTIVE OFFICER



                                                               October 25, 2005
PERSONAL AND CONFIDENTIAL
-------------------------


Mr. Christopher J. Munyan
20 Steeplechase Drive
Bloomsburg, PA 17815

Dear Chris:

                  Subject to approval by our Board of Directors, we are pleased to extend an offer of employment to you as Executive Vice President and Chief Operating Officer of CSS Industries, Inc. ("CSS") effective October 25, 2005. Effective with, and as a result of, this promotion, you will resign your position as President of Berwick Offray LLC ("Berwick").

         1. Contract Term - The term of your employment will be two (2) years, commencing October 25, 2005 and ending October 25, 2007, unless terminated earlier by you or by CSS at any time as provided herein. Thereafter, your employment status with CSS will continue to be that of an employee at-will, subject to termination by either you or CSS at any time.

         2. Compensation - Subject to and conditioned upon approval by the Human Resources Committee of the Board of Directors of CSS (the "Committee"), the compensation package for this position will be as follows:

                  A. Base Salary - A base salary in the gross amount of $325,000 per annum payable at such times as CSS pays its executives. There will be an annual performance review thereafter and you will then be considered for an increase in base salary consistent with the then current CSS policy. If on or prior to March 31, 2006 CSS determines, in its sole discretion, that your job responsibilities will include management responsibility for Cleo Inc and its subsidiaries, your base salary will be increased to $350,000 per annum. If after March 31, 2006 CSS determines, in its sole discretion, that your job responsibilities will include management responsibility for Cleo Inc and its subsidiaries, your then current base salary will be increased by an amount equal to $25,000 per annum.

                  B. Incentive Compensation - For CSS' current fiscal year ending March 31, 2006, you will continue to be eligible to participate in the Management Incentive Plan ("MIP"), and you will have the potential of earning incentive compensation for the full 2006 fiscal year of up to 80% of your base salary specified in Section 2.A. above. However, for purposes of calculating the portion of your potential 2006 fiscal year incentive compensation relating to financial target objectives, 75% of the calculation will be based upon the actual full 2006 fiscal year financial results of Berwick and 25% of the calculation will be based upon the actual full 2006 fiscal year financial results of The Paper Magic Group, Inc.
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Christopher J. Munyan
Page 2
October 25, 2005


                  For CSS' fiscal year ending March 31, 2007, depending on the extent of achievement of certain individual and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 100% of your then base salary. The financial target objectives of your potential 2007 fiscal year incentive compensation will be determined based upon the actual full 2007 fiscal year financial results of CSS.

                  C. Stock Option Grant - A stock option will be granted to you to acquire 15,000 shares of CSS Common Stock. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letter to be provided to you at the time of the grant.

         3. Benefits Coverage; Relocation Expenses -You will also be entitled to participate in those CSS benefit programs available to its officer level personnel in accordance with the applicable terms of these programs. In addition, you will also be eligible to be reimbursed for expenses associated with the relocation of your primary residence to the Philadelphia, Pennsylvania area in accordance with the applicable terms of the CSS relocation policy.

         4. Employment Status; Severance Pay - Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or CSS at any time. However, in the event that CSS terminates your employment without cause at any time prior to October 25, 2007, and subject to your compliance with the terms and conditions of this letter agreement, CSS will pay you an amount equal to the greater of (i) one year of your then-current annual base salary (less applicable tax withholdings and payroll deductions) or (ii) an amount equal to your then-current annual base salary (less applicable tax withholdings and payroll deductions) for the period from the effective date of such termination to October 25, 2007. In addition to the foregoing, in the event that CSS terminates your employment without cause at any time prior to October 25, 2007, and subject to your compliance with the terms and conditions of this letter agreement, CSS will make the services of an "outplacement" firm available to you to assist you in finding new employment; provided, however, that CSS' expenditures to make such services available to you shall not exceed the aggregate amount of $6,500. For purposes of this letter agreement, termination "without cause" means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of CSS' Chief Executive Officer or the Board of Directors of CSS, your failure to comply with CSS' Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to CSS or any of its affiliates.

         The foregoing payment obligation, and the foregoing obligation to make "outplacement" services available to you, is contingent upon (x) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from CSS pursuant to this paragraph, and (y) your resignation from all positions of any nature which you may then hold with CSS and its affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for CSS executives, commencing on or about the first such payday following the termination of your employment by CSS without cause and your satisfaction of the conditions specified in the immediately preceding sentence.

         5. Confidential Information. You recognize and acknowledge that by reason of employment by and service to CSS, you have had and will continue to have access to confidential information of CSS, and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer

Christopher J. Munyan
Page 3
October 25, 2005


and client lists, and relationships between CSS and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CSS and such affiliates ("Confidential Information"). You acknowledge that such Confidential Information is a valuable and unique asset of CSS and covenant that you will not, either during or at any time after your employment with CSS, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties described herein may require) without the prior written consent of the Committee, unless such information is in the public domain through no fault of you or except as may be required by law.

         6. Non-Competition. During your employment with CSS, and for a period of one year thereafter, you will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the "Territory") (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by CSS or by any of its affiliates during your employment with CSS (the "Business"). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 7 of this letter agreement) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         7. No Solicitation. During your employment with CSS, and for a period of one year thereafter, you agree not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination of your employment with CSS was, or within two years prior thereto had been, a customer of CSS or any of its affiliates, or (ii) solicit the employment of any person who was employed by CSS or by any of its affiliates on a full or part-time basis at any time during the course of your employment with CSS, unless prior to such solicitation of employment, such person's employment with CSS or any of its affiliates was terminated.

         8. Equitable Relief.

                  A. You acknowledge that the restrictions contained in Sections 5, 6 and 7 of this letter agreement are reasonable and necessary to protect the legitimate interests of CSS and its affiliates, that CSS would not have entered into this letter agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to CSS. You represent that your experience and capabilities are such that the restrictions contained in Sections 5 and 6 hereof will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this letter agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (I) YOU HAS BEEN ADVISED BY CSS TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS LETTER AGREEMENT, (II) THAT YOU HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS LETTER AGREEMENT, TO REVIEW THOROUGHLY THIS LETTER AGREEMENT WITH YOUR COUNSEL, AND (III) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT.
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Christopher J. Munyan
Page 4
October 25, 2005


                  B. You agree that CSS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 5, 6 and 7 of this letter agreement, which rights shall be cumulative and in addition to any other rights or remedies to which CSS may be entitled. In the event that any of the provisions of Sections 5, 6 and 7 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

                  C. You and CSS irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 5, 6 and 7 of this letter agreement, including without limitation, any action commenced by CSS for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.

                  D. You agree that CSS may provide a copy of Sections 5, 6 and 7 of this letter agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.

         9. Governing Law. This letter agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.


         Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning this executed counterpart to me.

                                                 Sincerely yours,

                                                 /s/David J.M. Erskine

                                                 David J. M. Erskine

DJME/glr

The aforementioned is confirmed:


/s/Christopher J. Munyan
--------------------------------
Christopher J. Munyan

cc:      William G. Kiesling
         Jacqueline A. Tully